Exhibit 5.1

Miguel J. Vega

+1 617 937 2319

mvega@cooley.com

September 14, 2020

NetScout Systems, Inc.

310 Littleton Road

Westford, MA 01886

Ladies and Gentlemen:

We have acted as counsel to NetScout Systems, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 4,700,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), pursuant to the Company’s 2019 Equity Incentive Plan, as amended and restated (the “2019 Plan”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company’s Third Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws, as currently in effect, the 2019 Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2019 Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Miguel J. Vega
Miguel J. Vega

Cooley LLP 500 Boylston Street 14th Floor, Boston, MA 02116-3736

t: (617) 937-2400 f: (617) 937-2300 cooley.com